Exhibit 10.1

August 16, 2007

Nita Moritz

3  Flax Court

Coto De Caza, California  92679

Dear Nita:

I enjoyed discussing the opportunity for having you join Netlist, Inc., a Delaware corporation (“Netlist” or the “Company”). Your talent and experience will be a valuable asset to Netlist. It is my pleasure to extend you the following offer for the position of Chief Financial Officer, subject to the approval of the Board of Directors of the Company (the “Board”).  This offer is subject to successful completion of our application for employment process and satisfactory background and reference checks.

As the Chief Financial Officer, you will be reporting directly to me or my designee. Your job duties and responsibilities in this position will include, but not be limited to, the duties outlined in the job specification and such other duties as may be assigned to you by the Company. You shall devote your full business time, attention, skill and best efforts to the performance of your duties and responsibilities and you shall not engage in any other business or occupation while employed by the Company.

You will be compensated at a monthly rate of $20,000.00, annualized to $240,000.00, payable in accordance with the Company’s normal payroll practices and subject to all required withholdings. Your scheduled start date will be September 10, 2007.

You will also be eligible to participate in a MBO plan with a target payout of up to a maximum of $120,000.00 for a total compensation potential of up to $360,000.00 annually. A formal document regarding the MBO plan will follow under separate cover.

Your compensation also includes the option to purchase 200,000 shares of common stock of Netlist, Inc., subject to approval by the compensation committee of the Board. Details of your option grant including the exercise price and vesting will be covered under a separate stock option agreement.

When you are required to travel internationally for business, you may travel business class.  The Company will pay reasonable and customary expenses associated with you maintaining your Certified Public Accountant (CPA) license.

51 Discovery, Suite 150 • Irvine, California 92618
Phone: (949) 435-0025 • Fax: (949) 435-0031

In addition to the above, Netlist offers a full range of benefits for you and your eligible dependents.  Your eligibility to participate in Netlist’s insurance plans will be effective the first of the month following 30 days of continuous employment. You will also be eligible for other benefits, including paid holidays, personal time off (“PTO”), and other benefits currently available to employees of Netlist. The terms of your benefits and any applicable waiting period(s) are governed by the plan documents and Netlist’s policy.

You and the Company may terminate your employment at any time with 30 days written notice.  After you have been continuously employed for ninety (90) days, if your employment terminates other than:  (1) by your voluntary resignation; (2) by the Company for Cause (as defined below); or (3) by reason of the your death or “Disability” (as defined below), the Company will pay you a payment equal to six (6) months’ of your then current base salary plus one (1) additional month for each year of employment with Netlist up to a maximum of 12 months of your then current base salary (“Severance Payment”).  Any Severance Payment will be conditioned on you signing a release of all claims against the Company and your continued compliance with the Company’s Proprietary Information and Invention Assignment Agreement.

Additionally, after you have been continuously employed for ninety (90) days, if your employment is terminated without Cause as a result of, and within six (6) months of a Change of Control (as defined below), you will be entitled to a Severance Payment. If immediately following a Change of Control your title is not Chief Financial Officer or SVP/VP Finance or your duties do not reflect those duties normally associated with the duties of Chief Financial Officer or SVPNP Finance you can voluntarily resign after ninety (90) days following the Change of Control and still be entitled to receive a Severance Payment.

Your employment will terminate immediately upon your death or Disability. You will not be entitled to any Severance Payment.

For purposes of your employment, the term “Cause” means (1) failing to substantially perform your duties or responsibilities; (2) conviction of a felony or misdemeanor involving moral turpitude, misappropriation or any funds or property of the Company, commission of fraud or embezzlement with respect to the Company, falsification of the Company or customer documents or any act or acts of dishonesty involving the property or affairs of the Company or the carrying out of your duties;
(3) failing to perform your obligations or carry out your duties to the Company competently due to the use of alcohol or drugs that renders you unable to perform the essential functions of his job; (4) breaching any fiduciary duty to the Company or violating any other contractual (including any breach of the Company’s Proprietary Information and Invention Assignment Agreement), statutory, common law or other legal duty to the Company or its stockholders; (5) making any personal profit arising out of or in connection with any transaction to which the Company is a party without disclosure to or obtaining prior written consent of the Company;
(6) committing any act or omission of a nature involving malfeasance or negligence in the performance of your duties to the Company that is likely to cause an adverse effect on the business of the Company; (7)

materially deviating from the written policies or directives of the Company, as communicated by its Chief Executive Officer or Board of Directors, in such a manner as would reasonably be expected to constitutes grounds for termination of an employee in a position similar to yours; provided that, with respect to (1), (6) or (7) above, the Company shall have first provided you with written notice stating with specificity the acts, duties or directives you have failed to observe or perform, and you shall not have, in the reasonable opinion of the Company, corrected the acts or omissions complained of within fifteen (15) calendar days following delivery of such notice.

For purposes of your employment, the term “Change of Control” means:

(i)            Where any party, other than the current majority shareholder of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of (A) the Company’s common stock, on a fully diluted basis, or (B) the combined voting power of the Company’s common stock, on a fully diluted basis; or

(ii)           The Company is party to a merger or consolidation which results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 51% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iii)          The sale of all, or substantially all, of the assets of the Company.

For purposes of your employment, the term “Disability” means your failure, due to a physical or mental disability, despite reasonable accommodation made by the Company, if applicable, for a period of ninety (90) nonconsecutive days, during any consecutive twelve-month period, to substantially perform your duties and responsibilities, except as prohibited by law.

Subject to your consent, if any payment otherwise due hereunder would be, when otherwise due, subject to additional taxes and interest under Section 409A of the Internal Revenue Code of 1986, as amended, then such payment shall be deferred to the extent required to avoid such additional taxes and interest.

In order to ensure that the rights of your past employers are not violated; we ask that you do not bring with you any documents or information that is confidential or proprietary to your former employers. You also agree that during the period of your employment with Netlist you will not, without the written consent of Netlist engage in any employment or business activity other than for Netlist.

A more detailed overview of Netlist’s policies, procedures and benefits will be provided to you during a new employee orientation session. You will be asked to acknowledge your receipt of the information and your agreement to comply with Netlist’s policies and procedures.  As a condition of employment you will also be required to sign the Company’s standard Proprietary Information and Invention Assignment Agreement and the Company’s Agreement to Arbitrate. As a condition of employment, you will also be required to provide proof of your legal ability to work in the United States.

This offer sets forth the terms of employment with us and supersedes any prior representations or agreements, whether written or oral. A duplicate original of this offer is enclosed for your records.

Enclosed are two copies of this offer. Please sign and return one copy of the letter and the acknowledgement below stating that you are able to accept this position to Mark Rutherford, via confidential fax at 949-218-4608. This offer is valid until August 24, 2007, unless earlier withdrawn.

Sincerely,

C.K. Hong
President

I have read and accept this employment offer.

Nita Moritz	Date

I hereby represent, warrant and agree that I am free to accept this employment offer and to perform the job duties of Chief Financial Officer. I represent, warrant and agree that I am not bound by any restriction or covenant from any prior employer or other obligation that would interfere with my ability to perform the job duties of Chief Financial Officer at Netlist. I also represent, warrant and agree that I have returned all documents to my prior employers and that I will not utilize any trade secrets or proprietary information obtained from prior employers in connection with my employment.

Nita Moritz	Date

I further agree to defend, indemnify, and hold Netlist, each of its assigns, affiliates and their predecessor and successor organizations, and their shareholders, partners, officers, directors, owners, employees, agents, representatives and affiliates, harmless from and against any loss, liability, obligation, action, claims, demands or other expenses of any nature whatsoever, relating to, in connection with or arising out of my prior employment.

Nita Moritz	Date